Exhibit 6

WARRANT AGREEMENT

This WARRANT AGREEMENT (this “Agreement”) is made as of April 3, 2001, by and between GTCR Capital Partners, LP., a Delaware limited partnership (the “Lender”) and TNS Holdings, LLC, a Delaware limited liability company (“Parent”). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in Section 5A hereof.

WHEREAS, Transaction Network Services, Inc., a Delaware corporation (the “Company”), and TNS Holdings, Inc., a Delaware corporation, and the Lender have entered into a Senior Subordinated Loan Agreement, dated as of the date hereof (as the same shall be modified, amended and supplemented from time to time, the “Loan Agreement”);

WHEREAS, pursuant to the Loan Agreement, the Lender will make a loan to the Company on the date hereof in the principal amount of $26,133,884 (the “Initial Loan”) and, subject to the terms and conditions of the Loan Agreement, may make additional loans to the Companies from time to time after the date hereof (each a “Subsequent Loan”, and together with the Initial Loan, the “Loans”) up to an aggregate principal amount (excluding the Initial Loan) of $8,711,295;

WHEREAS, The Company is an indirect wholly-owned subsidiary of the Parent and Parent desires to enter into this Agreement for the benefit of the Company and Parent;

WHEREAS, as an inducement and partial consideration to the Lender to enter into the Loan Agreement and to make the Loans, Parent has agreed to (i) sell to the Lender on the date hereof a warrant (the “Initial Preferred Warrant”) representing the right to purchase the Initial Preferred Warrant Units from Parent, (ii) sell to the Lender on the date hereof a warrant (the “Common Warrant”) representing the right to purchase the Common Warrant Units from Parent and (iii) sell to the Lender on the date of each Subsequent Loan a warrant (each a “Subsequent Warrant”, and together with the Initial Preferred Warrant and the Common Warrant, the “Warrants”) representing the right to purchase Subsequent Warrant Units from Parent, in each case pursuant to the terms and conditions of this Agreement and in the form of Exhibit A attached hereto; and

WHEREAS, Parent has authorized the issuance of the Warrants to the Lender pursuant to the terms and conditions of this Agreement and each such Warrant.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.           Purchase of Warrants; Closings.

1A.          Initial Closing.  The sale of the Initial Preferred Warrant and the Common Warrant to the Lender (the “Initial Closing”) shall take place simultaneously with the closing of the Initial Loan pursuant to the Loan Agreement.  The date of the Initial Closing is hereinafter referred to as the “Initial Closing Date.”

1B.          Purchase of Initial Preferred Warrant and the Common.  Warrant. At the Initial Closing, the Lender shall purchase from Parent, and Parent shall sell to Lender, the Initial Preferred Warrant representing the right to purchase the Initial Preferred Warrant Units for a purchase price of $1000 per Initial Preferred Warrant Unit and the Common Warrant representing the right to purchase the Common Warrant Units for a purchase price of $100 per Common Warrant. Each of the Initial Preferred Warrant and the Common Warrant shall be exercisable immediately upon issuance thereof, and the Lender may exercise all or any portion of either the Initial Preferred Warrant or the Common Warrant at any time and from time to time thereafter.

1C.          Subsequent Closings. The sale of each Subsequent Warrant to the Lender (each a “Subsequent Closing”) shall take place simultaneously with the closing of each Subsequent Loan. The date of each Subsequent Closing is hereinafter referred to as a “Subsequent Closing Date”).

1D.          Purchases of Subsequent Warrants. At each Subsequent Closing, Lender shall purchase, and Parent shall sell to Lender a Subsequent Warrant representing the right to purchase a number of Subsequent Warrant Units equal to the result of the amount of the Subsequent Loan divided by 8,711,295 multiplied by 1,288.705, for a purchase price of $1000 per Subsequent Warrant issuable upon exercise of such Subsequent Warrant.

SECTION 2.           Representations and Warranties of Parent. As of the Initial Closing, and as of each Subsequent Closing, Parent represents and warrants to the Lender as follows:

2A.          Good Standing. Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

2B.          Authority Relative to this Agreement. Parent has all requisite limited liability company power and authority to enter into and perform this Agreement and to issue and deliver the Warrants to the Lender. The execution, delivery and performance by Parent of this Agreement, including the issuance and delivery of the Warrants to the Lender, have been duly authorized by all necessary limited liability company action on the part of Parent. This Agreement has been duly executed and delivered by Parent and is a legal, valid and binding obligation of Parent and is enforceable against Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights).

2C.          No Conflict or Violation. The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder and the issuance and delivery of the Warrants to the Lender does not and will not conflict with or result in a violation of (i) the certificate of formation or limited liability company agreement of Parent or (ii) any agreement, instrument, law, rule, regulation, order, writ, judgment or decree to which Parent is a party or is subject, except for such conflicts and violations which will not, individually or in the aggregate, have a material adverse effect on the business, operations, assets or condition (financial or otherwise) or business of Parent and will not deprive the Lender of any material benefit under this Agreement.

2D.          Validity of Issuance. The Warrants to be issued to the Lender pursuant to this Agreement and the Warrant Units issued upon exercise of the Warrants will, when issued, be duly and validly issued, fully paid and non-assessable, and free and clear of all liens, claims and encumbrances.

2E.           Capital Structure (Initial Closing). The authorized and issued capital equity of Parent as of the Initial Closing and immediately thereafter is as set forth on the Capitalization Schedule dated as of the Initial Closing Date and. attached hereto.

2F.           Capital Structure (Subsequent Closings). The authorized and issued capital equity of Parent as of any Subsequent Closing and immediately thereafter will be as set forth on the Capitalization Schedule dated as of such Subsequent Closing Date and provided to the Lender prior to such Subsequent Closing.

SECTION 3.           Investment Representations: Legends.

3A.          Investment Representations. The Lender hereby represents and warrants to Parent that the Lender is acquiring the Warrants, and to the extent any such Warrant has been exercised, the Warrant Units, for its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof. The Lender agrees and acknowledges that it will not, directly or indirectly, offer, transfer or sell any Warrant or any Warrant Units, or solicit any offers to purchase or acquire any Warrant or any Warrant Units, unless the transfer or sale is (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) and has been registered under any applicable state securities or “blue sky” laws or (ii) pursuant to an exemption from registration under the Securities Act and all applicable state securities or “blue sky” laws.

3B.          Additional Investment Representations. The Lender hereby represents and warrants to Parent that (i) it has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment hereunder, (ii) it is able to incur a complete loss of such investment, (iii) it is able to bear the economic risk of such investment for an indefinite period of time and (iv) it is an “accredited investor” as that term is defined in Regulation D under the Securities Act.

3C.          Legend. The Lender hereby acknowledges that Parent will stamp or otherwise imprint each Warrant with a legend in substantially the following form:

THIS WARRANT AND ANY SECURITIES OBTAINABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE’S SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION THEREFROM.

In connection with the transfer of any Warrant or any Warrant Units (other than a transfer pursuant to a public offering registered under the Securities Act, pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or any similar rules then in effect) or to an affiliate of the Lender), the Lender shall deliver, upon the reasonable request of Parent, an opinion of counsel, which counsel shall be knowledgeable in securities laws and which opinion shall be reasonably satisfactory to Parent, to the effect that such transfer may be effected without registration under the Securities Act. Upon receipt of an opinion of counsel reasonably satisfactory to Parent to the effect that such legend no longer applies to any particular Warrant and/or Warrant Units, Parent shall promptly issue a replacement Warrant and/or replacement certificate evidencing such Warrant Units (as applicable), which does not contain such legend.

In addition, the Lender hereby acknowledges that, so long as any particular Warrant Units remain Securityholder Securities (as defined in the Securityholders Agreement), Parent will stamp or otherwise imprint each Warrant and/or certificate evidencing such Warrant Units with a legend in substantially the following form:

THIS WARRANT AND ANY SECURITIES OBTAINABLE UPON ITS EXERCISE ARE SUBJECT TO CERTAIN TRANSFER AND VOTING RESTRICTIONS PURSUANT TO A SECURITYHOLDERS AGREEMENT, DATED AS OF APRIL 3, 2001 (AS AMENDED AND MODIFIED FROM TIME TO TIME), AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S SECURITYHOLDERS. A COPY OF SUCH SECURITYHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

Upon any Warrant Units ceasing to be Securityholder Securities (as defined in the Securityholders Agreement) in accordance with the terms of the Securityholders Agreement, Parent shall promptly remove the legend set forth immediately above from any Warrant and/or certificate evidencing such Warrant Units.

SECTION 4.           Inspection Rights. Parent shall permit any representatives designated by the Lender (so long as the Lender or any affiliate of the Lender holds any Warrant Units) or any holder of at least 50% of the Warrant Units that are Common Units or any holder of at least 50% of the Warrant Units that are Class B Preferred, upon reasonable notice and during normal business hours and at such other times as any such holder may reasonably request, to (i) visit and inspect any of the properties of Parent and its subsidiaries, (ii) examine the corporate and financial records of Parent and its subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the. affairs, finances and accounts of Parent and/or any of its subsidiaries with their respective directors, officers, key employees and independent accountants (it being understood that such representatives will keep all non-public information confidential to the full extent permitted by applicable law).

SECTION 5.           Miscellaneous

5A.          Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“Class B Preferred” means Parent’s Class B Preferred Units.

“Common Units” means Parent’s Common Units.

“Common Warrant Units” means 236.64 of Common Units obtained or obtainable upon exercise of the Common Warrant, as such amount of units shall be adjusted from time to time in accordance with Section 2 of the Common Warrant.

“Initial Preferred Warrant Units” means 3,842.452 of Class B Preferred obtained or obtainable upon exercise of the Initial Preferred Warrant, as such amount of units shall be adjusted from time to time in accordance with Section 2 of the Initial Preferred Warrant.

“Purchase Agreement” means that certain Unit Purchase Agreement, dated as of April 3, 2001 (as amended and modified from time to time), by and among Parent, GTCR Fund VII, L.P., a Delaware limited partnership (“GTCR Fund VII”), GTCR Fund VIIA, L.P., a Delaware limited partnership (“GTCR Fund VIIA”), GTCR Co-Invest, L.P. a Delaware limited partnership (“GTCR Co-Invest”) and Heller Financial, Inc., a Delaware corporation (“Heller”).

“Securityholders Agreement” means that certain Securityholders Agreement, dated as of April 3, 2001 (as amended or modified from time to time), among Parent, GTCR Fund VII, GTCR Fund VIIA, GTCR Co-Invest, the Lender, Heller, Dunluce Investors III, L.L.C., a Delaware limited liability company, and certain other security holders of Parent.

“Subsequent Warrant Units” means, with respect to a Subsequent Warrant, the shares of Class B Preferred obtained or obtainable upon exercise of such Subsequent Warrant. as such number of shares shall be adjusted from time to time in accordance with the Subsequent Warrant.

“Warrant Units” means, collectively, the Initial Preferred Warrant Units, the Common Warrant Units and any Subsequent Warrant Units then outstanding.

5B.          Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given (i) when delivered, if delivered personally, sent by registered or certified mail, return receipt requested and postage prepaid, or sent via nationally recognized overnight courier or via facsimile with confirmation of receipt and (ii) when received if delivered otherwise, to the party to whom it is directed:

If to Parent:

TNS Holdings, LLC
c/o GTCR Golder Rauner, L.L.C. 6100 Sears Tower
Chicago, IL 60606-6402
Attention:	William C. Kessinger
Collin Roche

with copies to:

GTCR Fund VI, L.P.
c/o GTCR Golder Rauner, L.L.C. 6100 Sears Tower
Chicago, IL 60606-6402
Attention:	William C. Kessinger
Collin Roche

Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attention: Stephen L. Ritchie

If to the Lender:

GTCR Capital Partners, L.P.
6100 Sears Tower
Chicago, Illinois 60606-6402
Attention: Barry R. Dunn

With a copy to:

Kirkland & Ellis
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Stephen L. Ritchie

or to such other address as any party hereto shall have provided in a written notice to the others.

5C.          Assignment. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any rights or obligations hereunder shall be assigned by Parent without the prior written consent of the Lender.

5D.          Amendment. This Agreement may be amended only by a written instrument signed by Parent and the holders of a majority of the Warrant Units.

5E.           Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall only be valid as to such party if set forth in an instrument in writing signed by such party.

5F.           Severability. In the event that anyone or more of the provisions hereof, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired; it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

5G.          Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

5H.          Counterparts. This Agreement may be executed in two or more counterparts (including by means of facsimile), each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

5I.            Descriptive Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

5J.           Survival of Representations and Warranties. All representations and warranties made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including each Subsequent Closing), regardless of any investigation made by the Lender or on its behalf.

5K.          Purchase Price for Initial Preferred Warrant and Common Warrant. Parent and the Lender hereby agree that for purposes of Sections 1271 through 1275 of the Internal Revenue Code of 1986, as amended (or any successor statute), the aggregate original purchase price of the Initial Preferred Warrant is $3,842,452.00 and the aggregate original purchase price of the Common Warrant is $23,664.00, which purchase prices will be used by Parent and the Lender, as appropriate, for financial reporting and income tax purposes.

5L.           Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, the Loan Agreement and the Warrants embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

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IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be signed by its duly authorized officers as of the date first written above.

TNS HOLDINGS, LLC

By:	/s/ Henry H. Graham

Its:	Executive Vice President, Chief Financial Officer and Treasurer

GTCR CAPITAL PARTNERS, L.P.

By:	GTCR Mezzanine Partners, L.P.
Its:	General Partner

By:	GTCR Partners VI, L.P.
Its:	General Partner

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ William C. Kessinger
Its:	Principal